Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-260398) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of Enfusion, Inc.,
(2)	Registration Statement (Form S-8 No. 333-263969) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of Enfusion, Inc.,
(3)	Registration Statement (Form S-8 No. 333-270451) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of Enfusion, Inc., and
(4)	Registration Statement (Form S-3 No. 333-268477) of Enfusion, Inc.;

of our report dated March 12, 2024, with respect to the consolidated financial statements of Enfusion, Inc. included in this Annual Report (Form 10-K) of Enfusion, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Chicago, Illinois

March 12, 2024